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                                                                    EXHIBIT 99.2

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This Amendment No. 1 to Rights Agreement (this "Amendment No. 1") is entered into as of September 14th, 2000 between Malan Realty Investors, Inc., a Michigan corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Rights Agent").

                                   BACKGROUND

         The Company and the Rights Agent are parties to that certain Rights Agreement dated as of January 15, 1999 (the "Rights Agreement"), pursuant to which the Company authorized and declared a dividend of one preferred share purchase right for each outstanding share of the Company's common stock, which at the time of issuance of the rights, entitled the holders thereof to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company in connection with certain corporate transactions.

         The Board of Directors of the Company has deemed it advisable to amend certain provisions of the Rights Agreement pursuant to Section 27 of the Rights Agreement.

         The Board is not taking this action in response to any particular shareholder or any particular event.

         Capitalized terms used in this Amendment No. 1 but not otherwise defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

                                    AGREEMENT

         Accordingly, in consideration of the premises and the mutual agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

         1. Section 7(a) of the Rights Agreement is hereby amended by deleting therefrom the words "January 15, 2009" and inserting in their place the words "September 15th, 2000."

         2. This Amendment No. 1 shall be deemed effective on the date hereof.

         3. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes will be governed by and construed in accordance with the laws of Michigan applicable to contracts to be made and performed entirely within Michigan.

         4. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, all as of the day and year first written above.


                                                  Malan Realty Investors, Inc.


                                                  By:    ______________________
                                                  Name:  Michael K. Kaline
                                                  Title: President


                                                  The Bank of New York


                                                  By:    ______________________
                                                  Name:  ______________________
                                                  Title: ______________________